THIRD AMENDMENT TO CREDIT AGREEMENT AND WAIVER

This THIRD AMENDMENT TO CREDIT AGREEMENT AND WAIVER dated as of November 14, 2002 (this “Amendment”), among Alternative Resources Corporation (“ARC”), ARC Service, Inc., ARC Solutions, Inc., ARC Midholding, Inc., and Writers Inc. (collectively, the “Borrowers”), and Fleet Capital Corporation (the “Lender”), amends the Credit and Security Agreement dated as of January 31, 2002 (the “Credit Agreement”), between the Borrowers and the Lender.

WHEREAS, ARC and its Subsidiaries failed to have the minimum Tangible Capital Base required by Section 8.10(a) of the Credit Agreement for the fiscal quarter ended September 30, 2002 and such failure constitutes an Event of Default under Section 9.1(c) of the Credit Agreement (the “September 30, 2002 Event of Default”);

WHEREAS, the Credit Parties have requested that the Lender waive the September 30, 2002 Event of Default as provided herein, and amend certain provisions of the Credit Agreement; and

WHEREAS, the Lender has agreed to waive the September 30, 2002 Event of Default and to amend certain provisions of the Credit Agreement, all subject to the terms, conditions and limitations set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1.             Capitalized Terms.

Capitalized terms used herein which are defined in the Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2.             Waiver of September 30, 2002 Event of Default.

                Subject to the satisfaction of the terms and conditions set forth in Section 5 hereof, the Lender hereby waives the September 30, 2002 Event of Default.  The parties agree that the foregoing waiver is limited solely to the Event of Default arising out of the failure of ARC and its Subsidiaries to satisfy the minimum Tangible Capital Base covenant set forth in Section 8.10(a) of the Credit Agreement for the fiscal quarter ended September 30, 2002, and nothing herein shall be construed as a waiver of any other presently existing or future Event of Default (including without limitation, any Event of Default caused by reason of the failure of the Borrowers to comply with Section 8.10(a) of the Credit Agreement, as amended hereby, on any other occasion or for any other period) or any failure of the Borrowers to comply with any other provision, term or condition of the Loan Documents.

3.             Amendments.

Subject to the satisfaction of the terms and conditions set forth in Section 5 hereof, the Borrowers and the Lender agree that the Credit Agreement is hereby amended, effective as of the date hereof, as follows:

                (a)           Amendments to Section 1.1 of the Credit Agreement.  Section 1.1 of the Credit Agreement is hereby amended as follows:

                                (i)  The definition of the term “Fixed Charges” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“‘Fixed Charges’ means, for any period, the sum for the Borrowers and all Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of (a) the aggregate amount of Interest Expense for such period (excluding, for the purpose of computing Fixed Charges, that certain amendment fee required to be paid by the Borrowers to the Lender in connection with that certain First Amendment to Credit Agreement and Waiver dated as of August 8, 2002 among the Borrowers and the Lender and that certain amendment fee required to be paid by the Borrowers to the Lender in connection with that certain Third Amendment to Credit Agreement and Waiver dated as of November 14, 2002 among the Borrowers and the Lender) plus (b) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capital Lease Obligations) paid or required to be paid during such period, plus (c) the aggregate amount of cash disbursements made by the Borrowers after June 30, 2002, pursuant to that certain severance agreement between ARC and its former Chief Executive Officer, plus (d) the aggregate amount of cash disbursements made by the Borrowers to reduce the accrued restructuring liability created as of September 30, 2002 in connection with the relocation of the Borrowers’ Client Services Management.”

                                (ii) The definition of the term “Tangible Net Worth” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“‘Tangible Net Worth’ means, at any time an amount (determined on a consolidated basis without duplication in accordance with GAAP) equal to (a) the book net worth of the Borrowers and all Subsidiaries on a consolidated basis, minus (b) the total book value of all assets of the Borrowers and all Subsidiaries on a consolidated basis which would be treated as intangible assets under GAAP, including without limitation, such items as goodwill, customer lists, Patents, Copyrights and Trademarks, and rights (including rights under licenses) with respect to the foregoing, minus (c) the aggregate amount of liabilities which are or would be accounted for as “Loan Origination Fees” on the Borrower’s balance sheet based on the application of GAAP used in connection with the preparation of the Borrower’s balance sheet dated September 30, 2002 (notwithstanding any term contained in this Agreement to the contrary, including without limitation Section 1.3).

                (b)           Amendment to Section 8.10(a) of the Credit Agreement.  Section 8.10(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                (a)           Tangible Capital Base.  ARC and its Subsidiaries shall not (i) as of September 30, 2002, have a consolidated Tangible Capital Base of less than $2,750,000 or (ii) as of the end of any fiscal quarter commencing with the fiscal quarter ending December 31, 2002, have a consolidated Tangible Capital Base of less than the sum of (x) $2,750,000 plus (y) on a cumulative basis, 50% of positive consolidated net income (without reduction for losses) for each fiscal quarter ending after September 30, 2002.

                (c)           Amendment of Exhibit D to the Credit Agreement.  Exhibit D to the Credit Agreement is hereby replaced with the new form of Exhibit D attached thereto.

4.             No Default; Representations and Warranties, etc.

                The Borrowers hereby represent, warrant and confirm that: (a) the representations and warranties of the Credit Parties contained in Article 5 of the Credit Agreement are true and correct on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) after giving effect to this Amendment, the Borrowers are in compliance with all of the terms and provisions set forth in the Credit Agreement and the other Loan Documents; (c) after giving effect to this Amendment, no Default has occurred and is continuing; and (d) the execution, delivery and performance by the Borrowers of this Amendment (i) have been duly authorized by all necessary action on the part of the Borrowers, (ii) will not violate any applicable law or regulation or the organizational documents of any Borrower, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on any Borrower or any of its assets, including without limitation, any Subordinated Debt Document, and (iv) do not require any consent, waiver or approval of or by any Person (other than the Lender) which has not been obtained.

5.             Conditions to Effectiveness.

                The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent:

(a)           The Lender shall have received counterparts of this Amendment duly executed by each of the Borrowers;

(b)           The Lender shall have received a Certificate of the Secretary of ARC, certifying that this Amendment has been duly authorized by the Boards of Directors of ARC and each of its Subsidiaries;

(c)           The Borrowers shall have delivered to the Lender evidence that Wynnchurch has executed and delivered to the Borrowers a written amendment and waiver with respect to the Subordinated Debt Documents in form and substance reasonably acceptable to the Lender, pursuant to which Wynnchurch shall have waived all existing defaults of the Borrowers under the Subordinated Debt Documents and amended the financial covenant provisions of the Subordinated Debt Documents in a manner consistent with the financial covenant amendments set forth in this Amendment;

(d)           The Lender shall have received a written acknowledgement from Wynnchurch with respect to the existence of the September 30, 2002 Event of Default and the modifications to the Credit Agreement contemplated by this Amendment;

(e)           The Borrowers shall have reimbursed the Lender for all reasonable costs and expenses, including reasonable legal fees and disbursements, incurred by the Lender in connection with this Amendment and the transactions contemplated hereby; and

(f)            The Lender shall have received from the Borrowers, an amendment fee in an amount equal to $10,000.

6.             Miscellaneous.

(a)           Except as specifically amended hereby, all of the terms and provisions of the Credit Agreement, the other Loan Documents and all related documents, shall remain in full force and effect.  Nothing contained herein shall constitute a waiver of any provision of the Credit Agreement or the Other Loan Documents, except for the waiver of the September 30, 2002 Event of Default expressly set forth herein.

(b)           This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.  Delivery of an executed signature page hereto by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(c)           This Amendment shall be governed by the laws of The Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS

ALTERNATIVE RESOURCES CORPORATION
By:
Name:
Title:

ARC SERVICE, INC.
By
Name: Title:

ARC SOLUTIONS, INC.
By
Name:
Title:

ARC MIDHOLDING, INC.
By
Name:
Title:

WRITERS INC.
By
Name:
Title:

LENDER

FLEET CAPITAL CORPORATION, as Lender
By
Name:
Title:

ISSUING LENDER

FLEET NATIONAL BANK, as Issuing Lender
By
Name:
Title:

CASH MANAGEMENT BANK

FLEET NATIONAL BANK, as Cash Management Bank
By
Name:
Title: